EXHIBIT 99.1

RBC CENTURA COMPLETES ACQUISITION OF ALABAMA NATIONAL

BANCORPORATION

Deal expands RBC Centura network to more than 430 Southeast locations

RALEIGH, N.C. – Feb. 25, 2008 – RBC Centura Banks, Inc., a wholly owned subsidiary of Royal Bank of Canada (RY on NYSE and TSX), today announced completion of its acquisition of Alabama National BanCorporation (ANB), parent of 10 subsidiary banks and other affiliated businesses in Alabama, Florida and Georgia.

“This acquisition puts RBC Centura in position to better serve the banking needs of businesses, business owners and professionals in the Southeast,” said Scott Custer, chairman and chief executive officer of RBC Centura. “By doubling our presence in both Alabama and Florida as well as adding 13 locations in Georgia, the acquisition of ANB is a logical step for RBC Centura to gain market share in the Southeast.”

Nearly 300,000 clients will enjoy greater convenience and access to more products and services as ANB becomes part of RBC Centura. The transition will occur smoothly for clients who will continue doing business with many of the same familiar faces they work with now. As the ANB banks are merged with RBC Centura Bank, subject to receipt of all necessary regulatory approvals, RBC Centura will brand the ANB banks as RBC Bank as part of its bank-wide name change planned to begin in early April.

“This deal strengthens our ability to reach more customers in the region by expanding our branch network, solidifying our market position in Alabama and opening new and important markets in Florida, and increasing our presence in Atlanta,” Custer said.

As a result of the transaction, RBC Centura adds 103 banking locations operated through 10 ANB bank subsidiaries in Alabama, Florida and Georgia:

•	First American Bank in north central Alabama;

•	Alabama Exchange Bank in Tuskegee;

•	Indian River National Bank in Vero Beach, Florida;

•	First Gulf Bank, N.A. in Escambia County, Florida and Baldwin County, Alabama;

•	Florida Choice Bank in Central Florida including metro Orlando;

•	Community Bank of Naples, N.A.;

•	Cypress Coquina Bank in Ormond Beach;

•	Millennium Bank in Gainesville;

•	Georgia State Bank in metropolitan Atlanta; and

•	The Peachtree Bank, in metropolitan Atlanta.

RBC CENTURA / P 2

RBC Centura has recently acquired three banks, including ANB. With the addition of ANB, RBC Centura now has more than 430 banking center locations and more than 5,000 employees throughout the Southeast.

In addition to RBC Centura, RBC’s U.S. operations include: RBC Dain Rauscher, a full-service securities firm; RBC Insurance, a national provider of insurance protection and asset accumulation solutions; RBC Wealth Management, serving high net worth clients in New York, Miami, Houston and San Francisco; and RBC Capital Markets, the corporate and investment banking arm of RBC.

About RBC Centura

RBC Centura Banks, Inc., headquartered in Raleigh, N.C., offers a wide range of financial services and advice, including a complete line of banking, and mortgage services to individuals, businesses and public institutions throughout the Southeast. RBC Centura’s multi-faceted customer access network includes more than 430 full-service banking centers, an extensive ATM network, and telephone and Internet banking. In addition, RBC Centura offers builder finance products through its RBC Builder Finance division. According to SNL Financial, RBC Centura is the 45th largest U.S. bank based on assets as of August 2007. RBC Centura Banks Inc. is a wholly-owned subsidiary of Royal Bank of Canada (RBC) (RY on the TSX and NYSE), Canada’s largest bank as measured by assets and market capitalization and one of the world’s financial, social and environmental corporate leaders for the past eight years as on the Dow Jones Sustainability World Index. Additional information about RBC Centura may be found at www.rbccentura.com.

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For more information:

Kristen Doherty/RBC Centura

Vice President, Marketing Communications

919-788-6076

kristen.doherty@rbc.com

Jamie Mitchell/RBC Centura

Manager, Media Relations

919-788-5613

jamie.mitchell@rbc.com